EXHIBIT 5.1

Opinion of Counsel

MARTIN & PRITCHETT, P.A.

16810 KENTON DRIVE, SUITE 160

HUNTERSVILLE, NC 28078

TELEPHONE	FACSIMILE
704-237-4508	704-237-4917

October 17, 2012

Board of Directors

800 Commerce, Inc.

Suite 203, 477 South Rosemary Avenue

West Palm Beach, Florida 33401

Re: Dividend Distribution of 6.0 Million Shares of 800 Commerce, Inc. on Form S-1 (the "Shares")

Gentlemen:

We have acted as securities counsel for 800 Commerce, Inc., a Florida corporation (the "Company"), in connection with the dividend distribution by MediSwipe, Inc., a Delaware corporation (“MediSwipe”) and the registration of the Shares described in the prospectus of the Company dated October __, 2012 (the "Prospectus"), contained in the Registration Statement on Form S-1 (the "Registration Statement") of the Company. Terms which are used in this opinion and are not defined herein, shall have the meanings assigned to them in the Prospectus.

In connection with this matter, we have examined the originals or copies certified or otherwise identified to our satisfaction of the following: (a) Articles of Incorporation of the Company, as amended to date; (b) By-laws of the Company, as amended to date; (c) A certificate from the Secretary of State of the State of Florida, dated as of a recent date, stating that the Company is duly incorporated and in good standing in the State of Florida; (d) Share Certificates of the Company; and (e) The Registration Statement. In addition to the foregoing, we have also relied as to matters of fact upon the representations made by the Company and its representatives. Further, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or as photo-static copies.

Based upon and in reliance upon the foregoing, and after examination of such corporate and other records, certificates and other documents and such matters of law as we have deemed applicable or relevant to this opinion, including corporate records and documents of MediSwipe and the Company, it is our opinion that the Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Florida, the jurisdiction of its Board Directors.

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800 Commerce, Inc.

October 17, 2012

Page 2.

incorporation, and has full corporate power and authority to own its properties and conduct business as described in the Registration Statement.

The authorized capital stock of the Company consists of 90,000,000 shares of Common Stock, with a par value of $.001 per share, of which there were 18,000,000 issued and outstanding as of September 30, 2012, and 10,000,000 shares of Preferred Stock, with a par value of $.001 per share, of which none are issued and outstanding. Proper corporate proceedings have been taken validly to authorize such authorized capital stock and all of the Shares, when delivered in the manner and/or on the terms described in the Registration Statement (after it is declared effective), will be duly and validly issued, fully paid and non-assessable. The shareholders of the Company have no preemptive rights with respect to the Common Stock of the Company.

The opinions which we express herein are based on federal corporate and securities laws and the laws of the State of North Carolina.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

In giving this consent, we do not hereby admit that we come within the category of person whose consent is required under Section 7 of the Securities Act of 1933, or the general rules and regulations thereunder.

Very truly yours,

MARTIN & PRITCHETT, P.A.

By: /s/ Harold H. Martin

Harold H. Martin

Partner